Exhibit 99.1

STRATA Skin Sciences Pre-Announces First Quarter 2023 Results

•	Preliminary revenue to be within the range of $7.3 - $7.8 million and expected to be the strongest first-quarter results since first quarter of 2016

•	Company exceeds plan with 44 TheraClear®X placements in the first quarter

HORSHAM, Pa., Apr. 12, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced preliminary revenue for the first quarter of 2023 in the range of $7.3 - $7.8 million and is expected to be the strongest first-quarter results since the first quarter of 2016.

“We are off to a tremendous start in 2023, with 44 devices placed in the first quarter and over 3,000 TheraClear®X treatments sold since our official launch in January 2023. In addition to the growth we are experiencing in our organic business, we are gaining solid traction from our acquisition of RaMedical. To date, we have converted 86 Pharos® accounts to XTRAC® devices, further solidifying our market presence and leadership in the eczema-laser market domestically,” stated Bob Moccia, Chief Executive Officer of STRATA Skin Sciences. “With these accomplishments, I am excited about the sales momentum we have generated and confident of the meaningful impact it will have on 2023 revenues.”

The preliminary, unaudited results described in this press release are estimates and are subject to revision until the company reports its full financial results for the quarter ended March 31, 2023, which is anticipated in May 2023.

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital